Rule 424(b)(2)
                                     Registration No. 333-11239




PRICING SUPPLEMENT NO.   12    , DATED      July 17, 1997

(To Prospectus dated September 13, 1996 and Prospectus Supplement dated September 13, 1996)


                       ENERGEN CORPORATION
                   Medium-Term Notes, Series A
                         CUSIP #29265AAK2


FIXED RATE NOTE

Trade Date:     July 17, 1997

Principal Amount:   $ 2,000,000    Original Issue Date:   7/22/97

Issue Price:             100 % (Par)    Commission Rate:     0.750%

Net Proceeds:       $ 1,985,000

Interest Rate Per Annum:      7.40 %  Stated Maturity Date: 7/24/17

Interest Payment Dates:     April 1 and October 1

Presenting Agent:            Smith Barney Inc.     , as agent

Additional Terms:
     Callable after 10 years with payment of a premium of 3.70% declining pro-rata semi-annually to 15 years after which no premium is required.